Robert A. Rango to Join Keysight Technologies Board of Directors

SANTA ROSA, Calif., Oct. 23, 2015 - Keysight Technologies, Inc. (NYSE: KEYS) today announced the appointment of Robert A. Rango to its board of directors, effective Nov. 1.

Rango, who most recently served as executive vice president and general manager of Broadcom Corporation’s Mobile and Wireless Group, has extensive technology expertise in the mobile and wireless industry.

“We are very pleased to welcome Bob Rango to Keysight’s board of directors,” said Paul Clark, Keysight’s chairman. “Bob’s past service as an operational executive and general manager of several large global organizations will enable him to make significant contributions as a board member, while his expertise in wireless will provide guidance as Keysight expands into new markets.”

During his tenure at Broadcom, from 2002 to 2014, Rango held numerous senior management positions in the company’s Network Infrastructure Business, Mobile and Wireless Group, and Wireless Connectivity Group. Prior to joining Broadcom, Rango served in a range of management positions at Lucent Technologies.

“I am honored to join the Keysight board of directors,” Rango said. “The company has set the industry standard with a long track record of innovation and technology leadership. I look forward to being a part of Keysight’s exciting future as it approaches its first-year anniversary as an independent company.”

Rango received a Bachelor’s degree in electrical engineering from State University of New York at Stony Brook and a Master’s degree in electrical engineering from Cornell University. He currently serves as an independent director on the boards of KLA-Tencor Corporation and Integrated Device Technology, Inc.

About Keysight Technologies

Keysight Technologies (NYSE:KEYS) is a global electronic measurement technology and market leader helping to transform its customers’ measurement experience through innovations in wireless, modular, and software solutions. Keysight’s electronic measurement instruments, systems, software and services are used in the design, development, manufacture, installation, deployment and operation of electronic equipment. The business had revenues of $2.9 billion in fiscal year 2014. Information about Keysight is available at www.keysight.com.

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CONTACT:
Amy Flores
+1 408 236 1594
amy_flores@keysight.com